United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File No. 000-51249

ENERGTEK INC.
 (Exact name of registrant as specified in its charter)

11 East 44th Street, 19the Floor, New York, NY 10017; (516) 887-8200
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty
to file reports under Section 13(a) or 15(d) remains)

Please place an [x] in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☐
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:  152

Pursuant to the requirements of the Securities Exchange Act of 1934, Energtek Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: December 15, 2008	/s/ Lev Zaidenberg
Title: Chief Executive Officer